                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Hypercom Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:



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     (5)  Total fee paid:



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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

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

                              HYPERCOM CORPORATION
                            2851 WEST KATHLEEN ROAD
                             PHOENIX, ARIZONA 85053
                            ------------------------

                           NOTICE AND PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 20, 1998
                            ------------------------

To Our Stockholders:

     The 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Hypercom Corporation (the "Company") will be held at 9:00 a.m., Arizona Time, on Tuesday, October 20, 1998, at Embassy Suites Hotel, 2577 W. Greenway Road, Phoenix, Arizona 85053, for the following purposes:

          1. To elect three directors to the Board of Directors to serve a two-year term or until their successors have been duly elected and qualified; and

          2. To transact such other business as may properly come before the Annual Meeting. Management is presently aware of no other business to come before the Annual Meeting.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Each outstanding share of the Company's Common Stock entitles the holder of record at the close of business on September 25, 1998 (the "Record Date"), to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. The Company will make available an alphabetical list of stockholders entitled to vote at the Annual Meeting for examination by any stockholder. The stockholder list will be available for inspection at the Company's principal office in Phoenix, Arizona from October 5, 1998 until the Annual Meeting, and at the Annual Meeting on October 20, 1998. Shares of Common Stock can be voted at the Annual Meeting only if the holder is present in person or by valid proxy. A copy of the Company's 1998 Annual Report to Stockholders for the year ended June 30, 1998, which includes certified financial statements, is enclosed. Management cordially invites you to attend the Annual Meeting.

                                          By Order of the Board of Directors

                                          George Wallner
                                          Chairman of Board of Directors

Phoenix, Arizona
September 30, 1998

                                   IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. A POSTAGE-PAID ENVELOPE IS PROVIDED FOR MAILING IN THE UNITED STATES.

                              HYPERCOM CORPORATION
                            2851 WEST KATHLEEN ROAD
                             PHOENIX, ARIZONA 85053
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                  FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 20, 1998

     This Proxy Statement is furnished to the stockholders of Hypercom Corporation (the "Company") in connection with the solicitation of proxies to be used in voting at the 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held on October 20, 1998 at 9:00 a.m., at Embassy Suites Hotel, 2577 W. Greenway Road, Phoenix, Arizona 85053, or at such other time and place to which the Annual Meeting may be adjourned or postponed. THE ENCLOSED PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. The proxy materials relating to the Annual Meeting are first being mailed on or about September 30, 1998.

RECORD DATE AND VOTING SECURITIES

     The record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on September 25, 1998 (the "Record Date"), at which time the Company had issued and outstanding 33,594,166 shares of common stock, $0.001 par value per share (the "Common Stock"). The Common Stock constitutes the only class of outstanding voting shares of the Company.

QUORUM, PROXIES AND COUNTING VOTES

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business. An inspector of elections appointed by the Board of Directors shall determine the shares represented at the Annual Meeting and the validity of proxies and shall count all votes. Determinations of whether a quorum exists and whether the proposals are approved will be announced at the Annual Meeting. The vote on each proposal submitted to stockholders is tabulated separately. Each stockholder of record on the Record Date is entitled to one vote on each proposal that comes before the Annual Meeting for each share then held. Shares represented by proxies pursuant to which votes have been withheld from any nominee for director, or which contain one or more abstentions, are counted as present or represented for purposes of determining both (i) the presence or absence of a quorum for the Annual Meeting and (ii) the total number of shares entitled to vote. A "broker non-vote" occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power for the other proposal or has not received instructions from the beneficial owner. Broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting, but are not counted for purposes of determining the number of shares entitled to vote with respect to any proposal for which the broker lacks discretionary authority.

     All shares represented by valid proxies will be voted in accordance with the directions specified on each proxy. Any proxy on which no direction is specified will be voted FOR Proposal No. 1. By returning the proxy, a stockholder also authorizes management to vote the stockholder's shares in accordance with management's best judgment in response to other proposals that properly come before the Annual Meeting or any adjournment thereof. Management of the Company currently knows of no other proposals to come before the Annual Meeting.

REVOCATION OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised at the Annual Meeting by (i) submitting a duly executed proxy dated subsequent to the original proxy, (ii) attending the Annual Meeting and voting in person or (iii) sending written notice of revocation to the Secretary of the Company at 2851 West Kathleen Road, Phoenix, Arizona 85053. Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares.

SOLICITING PROXIES

     The expenses of soliciting proxies to be voted at the Annual Meeting, including the cost of preparing, printing, and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement, the Annual Report and the accompanying proxy card, will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and its agents may also solicit proxies by mail, telephone, facsimile, telegraph or in person. Brokers and other persons holding stock in their names, or in the names of nominees, will be requested to forward proxy material to the beneficial owners of the stock and to obtain proxies, and the Company will defray reasonable expenses incurred in forwarding such material.

     The information included herein should be reviewed in conjunction with the consolidated financial statements, notes to consolidated financial statements, independent auditors' reports and other information included in the Company's 1998 Annual Report to Stockholders that was mailed with this Proxy Statement to all stockholders of record on the Record Date.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

     At the Annual Meeting, stockholders will be asked to elect three directors to the Board of Directors, each to serve until the 2000 Annual Meeting of Stockholders or until his successor shall have been duly elected and qualified or his resignation or removal, whichever first occurs. The present terms of George Wallner, Albert A. Irato and William E. Fisher, who are Class I incumbent directors, will expire at the Annual Meeting. Messrs. Wallner, Irato, and Fisher have been nominated for re-election as directors, and all have agreed to serve if elected. If any of them become unavailable for any reason or if a vacancy should occur before election (which events are not anticipated), the shares represented by the enclosed proxy will be voted for the election of such other person or persons as are nominated by the Board of Directors.

     The Company does not have a standing nominating committee. The function of nominating directors is carried out by the entire Board of Directors.

     Pursuant to the Company's Bylaws, a stockholder may nominate persons for election as director, provided that the stockholder (i) is a stockholder of record at the time of giving notice of the nomination and is entitled to vote at the meeting of stockholders to which the nomination relates and (ii) complies with the notice procedures set forth in the Bylaws. The Bylaws provide that the nominating stockholder must deliver written notice of the nomination to the Company's Secretary at least 120 days prior to the anniversary date of the immediately preceding annual meeting, unless the annual meeting is called for a date that is not within 30 days prior to or after such anniversary, in which case the notice must be received not later than the tenth day following the date on which notice of the annual meeting was mailed to stockholders or public disclosure of the date of such meeting was made, whichever first occurs. The required notice must contain certain information, including without limitation information about the nominee and the stockholder making such nomination and their respective stock holdings, a representation that the nominating stockholder will appear in person at the annual meeting to nominate such nominee and a description of any arrangements or understandings between the stockholder and the nominee, as prescribed in the Bylaws.

     The deadline for a stockholder to deliver notice of a nomination for the election of directors at the 1998 Annual Meeting of Stockholders was June 10, 1998. No nominations were received from any stockholder for the Annual Meeting.

VOTE REQUIRED

     Directors are elected by a plurality of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting, provided that a quorum is present. Votes may be cast FOR the nominees or WITHHELD. In addition, a stockholder may indicate that he or she is voting FOR the nominees except for any nominee(s) specified in writing on the proxy card. The three nominees who receive the greatest number of votes cast FOR the election of such nominees shall be elected as directors. As a result, any vote other than a vote FOR the nominee will have the practical effect of voting AGAINST the nominee. An abstention will have the same effect as voting WITHHELD for the election of directors, and, pursuant to Delaware law, a broker non-vote will not be treated as voting in person or by proxy on the proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION OF EACH OF THE DIRECTOR NOMINEES.

            INFORMATION CONCERNING DIRECTORS, NOMINEES AND OFFICERS

     Information concerning the names, ages, positions with the Company and business experience of each of the Company's current directors (three of whom are director nominees) and executive officers as of September 30, 1998, is set forth below:

                NAME                   AGE                           POSITION
                ----                   ---                           --------
George Wallner.......................  47     Chairman of the Board of Directors
Albert A. Irato......................  61     Vice Chairman of the Board of Directors, Chief
                                              Executive Officer and President of the Company and
                                              Chief Executive Officer and President of Hypercom
                                              U.S.A., Inc.
Paul Wallner.........................  44     Vice Chairman of the Board of Directors of the Company
                                              and President of Hypercom Network Systems
Jairo Gonzalez.......................  36     Vice Chairman of the Board of Directors of the Company
                                              and President of Hypercom International
Thomas E. Linnen.....................  52     Chief Financial Officer of the Company
William E. Fisher(1)(2)..............  52     Director
Peter J. Hart(1)(2)..................  58     Director

---------------
(1) Member of the Compensation Committee of the Board of Directors.

(2) Member of the Audit Committee of the Board of Directors.

     The business experience of each of the directors and executive officers is set forth below.

     George Wallner has served as the Chairman of the Board of Directors since he founded the Company in 1978. Mr. Wallner also serves as the Company's Chief Technologist. Mr. Wallner received a degree in electrical and communications engineering from the Kando Kalmau Technical College of Budapest, Hungary. George Wallner is the brother of Paul Wallner.

     Albert A. Irato has served as Vice Chairman of the Board of Directors, Chief Executive Officer and President since October 1992. In addition, since October 1992, Mr. Irato has served as President and Chief Executive Officer of Hypercom U.S.A., Inc., a wholly-owned subsidiary of the Company responsible for POS operations in the U.S. and Canada. From 1985 until 1992, Mr. Irato served in various management capacities at American Express Corp. TRS, the travel related services division of American Express, most recently as Senior Vice President responsible for the merchant operations and POS and ATM networks and services. Mr. Irato also served as Chairman of the Board of the Electronic Funds Transfer Association headquartered in Washington, D.C. Mr. Irato holds a B.S. from Spring Hill College and an advanced management degree from the Darden School of the University of Virginia. Mr. Irato and Mr. Hart are brothers-in-law.

     Paul Wallner has served as a Vice Chairman of the Board of Directors since the Company was founded in 1978, and has served since 1995 as President of Hypercom Network Systems, the Company's operating division responsible for designing and manufacturing networking products. Mr. Wallner obtained his B.S. in business from a Hungarian state college and has over 20 years of experience in WAN/LAN system development and software integration for telecommunication applications. Paul Wallner is the brother of George Wallner.

     Jairo Gonzalez has served as Vice Chairman of the Board of Directors since July 1997, and has served since 1990 as President of Hypercom International, the Company's operating division responsible for international marketing, sales and distribution of POS payment systems. Mr. Gonzalez holds a B.A. in political science from the University of Oregon.

     Thomas E. Linnen has served as Chief Financial Officer since October 1996. Prior to joining the Company, Mr. Linnen was Vice President of Finance, Secretary, Treasurer and a Director of Continental Circuits Corp., a manufacturer of circuit boards. Mr. Linnen currently serves as a Director of Go-Video, Inc., a manufacturer of consumer electronic video products. Mr. Linnen received a B.S. in business administration from the University of Wisconsin and is a Certified Public Accountant.

     William E. Fisher has served as a Director of the Company since November, 1977. Since its inception in 1993, Mr. Fisher has served as Director, Chairman of the Board, President and Chief Executive Officer of Transaction System Architects, Inc. ("TSA"), a developer of software products and services primarily focused on the electronic funds transfer market. From 1987 to 1993, Mr. Fisher served in various capacities at Applied Communications, Inc., a subsidiary of TSA, most recently as Chief Executive Officer. In addition, Mr. Fisher currently serves as a Director for BA Merchant Services, Inc., a provider of payment processing and related information products and services, and West Teleservices Corp., a provider of telecommunications services and products.

     Peter J. Hart has served as a Director of the Company since November, 1977. Since 1996, Mr. Hart has served as a Director and Vice President of Express Card Systems, Inc., a sales company. From 1973 to 1996, Mr. Hart served in various capacities at Price Waterhouse LLP, most recently as Senior Tax Partner. Mr. Hart and Mr. Irato are brothers-in-law.

     FORMER DIRECTOR. John C. Elliott, who was elected as a Director of the Company in November, 1997, resigned for health reasons effective September 1, 1998. The Class II directorship formerly held by Mr. Elliott, the term of which expires at the 1999 annual meeting of stockholders, will be filled by the remaining members of the Board of Directors, as provided in the Company's Bylaws. As of September 30, 1998, the Board of Directors had not yet selected a nominee.

             MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     BOARD OF DIRECTORS. During the year ended June 30, 1998, the Board of Directors of the Company met or acted by consent in lieu of a meeting on eleven occasions. No director attended fewer than 75% of the aggregate of all of the meetings of the Board of Directors and any committee on which such director served during the period of such service.

     COMPENSATION COMMITTEE. The Compensation Committee of the Board of Directors reviews all aspects of compensation of executive officers of the Company and makes recommendations on such matters to the full Board of Directors and administers the Company's 1997 Long-Term Incentive Plan. The Compensation Committee, consisting of Messrs. Fisher, Hart, and Elliott, met in person or acted by written consent one time during fiscal year 1998.

     AUDIT COMMITTEE. The Audit Committee makes recommendations to the Board concerning the selection and retention of outside auditors for the Company, reviews the financial statements of the Company, oversees the establishment and implementation of such systems of internal accounting and auditing control as it deems appropriate and considers such other matters in relation to the external audit of the financial affairs of the Company as may be necessary or appropriate in order to facilitate accurate and timely financial reporting. The Audit Committee also reviews certain proposals for major transactions. The Audit Committee, consisting of Messrs. Fisher, Hart, and Elliott, met in person or acted by written consent two times during the fiscal year 1998.

     OTHER COMMITTEES. The Company does not maintain a standing nominating committee or other committee performing similar functions.

                             DIRECTOR COMPENSATION

     Directors who are not employees of the Company receive $1,250 quarterly for their services as directors and their participation in meetings of the Board of Directors and meetings of committees of the Board of Directors of which they are members, and are reimbursed for reasonable travel expenses incurred in connection with attendance at each Board and Committee meeting. Directors who also are officers of the Company are not compensated for their services as directors.

     Directors who are not employees of the Company are also eligible to receive non-qualified stock options pursuant to a formula grant provision of the Company's Non-Employee Directors' Stock Option Plan. The formula provided for an initial grant of options for 6,250 shares to each non-employee director at the closing of the Company's initial public offering in November 1997. Each individual who first becomes a non-employee director after November 1997 will receive a grant of options for 6,250 shares. The formula also provides for an annual grant of options for 6,250 shares to each non-employee director. All options are granted at fair market value on the date of grant and vest one year after the date of grant.

                             EXECUTIVE COMPENSATION

     The table below sets forth information concerning the annual and long-term compensation for services rendered in all capacities to the Company during the fiscal years ended June 30, 1998 and 1997 of those persons who were, at June 30, 1998 (i) the Chief Executive Officer of the Company and (ii) the four remaining most highly compensated executive officers (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                   ANNUAL COMPENSATION                     COMPENSATION
                                   -------------------                     ------------
                                                                            SECURITIES       ALL OTHER
                                    SALARY     BONUS      OTHER ANNUAL      UNDERLYING    COMPENSATION(2)
NAME & PRINCIPAL POSITION  YEARS     ($)        ($)      COMPENSATION(1)     OPTIONS            ($)
-------------------------  -----   --------   --------   ---------------   ------------   ---------------
George Wallner..........   1998    530,000         --          --                  --             --
  Chairman of the Board
  of Directors             1997    494,411    156,500          --                  --         11,711
Albert A. Irato.........   1998    356,616         --          --                  --             --
  Chief Executive Officer  1997    306,260     14,500          --             257,500             --
  and President
Paul Wallner............   1998    456,000         --          --                  --             --
  President of Hypercom    1997    368,697    156,500          --                  --         17,680
  Network Systems
Jairo Gonzalez..........   1998    269,673         --          --                  --             --
  President of Hypercom    1997    228,181         --          --           1,075,000             --
  International
Thomas E. Linnen........   1998    165,981      9,450          --                  --             --
  Chief Financial Officer  1997    104,461         --          --              81,250             --

---------------
(1) The cost of certain perquisites and other personal benefits are not included because they did not exceed the lesser of either $50,000 or 10% of the total of the annual salary and bonus reported for the Named Executive Officer. See "Certain Relationships and Related Transactions" for information relating to advances made by the Company to certain of the Named Executive Officers.

(2) Amounts reflect contributions made by the Company's Australian subsidiary to a superannuation fund. This superannuation fund was dissolved by the Company in fiscal 1998 and the funds were distributed to the participants.

OPTION GRANTS IN LAST FISCAL YEAR

     The Company did not grant stock options or stock appreciation rights to any of the Named Executive Officers during fiscal 1998.

AGGREGATED OPTIONS EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTIONS VALUES

     The following table sets forth information concerning the value of each Named Executive Officer's unexercised options at June 30, 1998.

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                        OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                           SHARES ACQUIRED    VALUE     ---------------------------   ---------------------------
          NAME               ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             ---------------   --------   -----------   -------------   -----------   -------------
George Wallner...........          --              --           --            --              --             --
Paul Wallner.............          --              --           --            --              --             --
Albert A. Irato..........      60,000(2)     $323,403    1,146,000       103,000      $9,603,200     $  370,800
Jairo Gonzalez...........          --              --      645,000       430,000       2,322,000      1,548,000
Thomas E. Linnen.........          --              --       26,250        55,000          94,500        198,000

---------------
(1) Value as of June 30, 1998 is based upon the closing price of $10.00 on that date as reported on the New York Stock Exchange.

(2) Consists entirely of stock options which were previously gifted by Mr. Irato to the Capucine Irrevocable 1997 Trust established on behalf of his daughter.

                  EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

     Albert A. Irato, the Company's President and Chief Executive Officer, is employed under an agreement effective January 1, 1997, that expires January 1, 2002. The agreement currently provides for an annual base salary of $372,000, with annual adjustments on October 1, up to a maximum of $422,000. The agreement also provides for an automobile allowance, participation in the Company's benefit plans and certain other fringe benefits. In addition, pursuant to the agreement Mr. Irato was granted options to purchase 257,500 shares of Common Stock at an exercise price of $6.40 per share. One-half of the options vested immediately and the remaining one-half become exercisable over five years at the rate of 20% per year beginning January 1, 1998. In the event that Mr. Irato's employment is terminated by the Company without cause or by reason of death or disability, or in the event of a change of control of the Company, all options will vest immediately. In the event that Mr. Irato's employment is terminated without cause, Mr. Irato will receive for a period of one year following termination an amount equal to his annual base salary on the date of termination. The agreement also contains a non-compete provision whereby Mr. Irato has agreed that he will not, during his employment and for one year after any termination of employment, participate or assist in the ownership or operation of any business similar to or competitive with the Company. Mr. Irato may terminate his employment with the Company at any time during the term.

     Jairo Gonzalez, President of Hypercom International, is employed under an agreement effective January 1, 1997, that expires January 1, 2002. The agreement currently provides for an annual base salary of $260,000, with annual adjustments on October 1, up to a maximum of $300,000. The agreement also provides for an automobile allowance, participation in the Company's benefit plans and certain other fringe benefits. In addition, pursuant to the agreement Mr. Gonzalez was granted options to purchase 1,075,000 shares of Common Stock at an exercise price of $6.40 per share. One-half of the options vested immediately and the remaining one-half become exercisable over five years at the rate of 20% per year beginning January 1, 1998. In the event that Mr. Gonzalez's employment is terminated by the Company without cause or by reason of death or disability, or in the event of a change of control of the Company, all options will vest immediately. In the event that Mr. Gonzalez's employment is terminated without cause, Mr. Gonzalez will receive for a period of one year following termination an amount equal to his annual base salary on the date of termination. The agreement also contains a non-compete provision whereby Mr. Gonzalez has agreed that he will not, during his employment and for one year after any termination of employment, participate or assist in the ownership or operation of any business similar to or competitive with the Company. Mr. Gonzalez may terminate his employment with the Company at any time during the term.

     Although the Company has no current plans to enter into employment agreements with any other executive officer or key employee, the Company intends to review the desirability of such employment agreements from time to time in the future.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION POLICIES

     The following statement made by the Compensation Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under either of such acts.

     The Company established the Compensation Committee in October 1997. The Compensation Committee is responsible for making recommendations to the Board of Directors concerning executive compensation, including base salaries, bonuses and awards of stock options. The Compensation Committee currently consists of Messrs. Fisher and Hart, each of whom is a non-employee director of the Company. As the Compensation Committee was recently formed and has only formally met once, all compensation decisions to date have been made by the Board of Directors.

     The Board establishes each executive's base salary at a level that is designed to reflect that executive's position and responsibility within the Company, to attract and retain highly qualified executives and to be competitive with similarly situated executives at companies of similar size and revenue levels. The Board also takes into account, among other things, the individual executive's experience and performance during the past year.

     In November 1996, the Company adopted the Hypercom Corporation Long-Term Incentive Plan to provide key employees selected by the Board an opportunity to obtain an equity stake in the Company. Stock options are primarily designed to provide such employees with strong incentives for superior long-term performance. The exercisability of options is therefore conditioned upon the employee's continued employment by the Company for periods of time specified by the Board when these options are granted. Unexercised options are forfeited if the employee leaves the Company prior to the time such options vest or, if vested upon termination, if the employee fails to exercise them prior to the end of a stated period following termination. In making option awards, the Board reviews the level of awards granted to executives at other comparable companies, the awards granted to other employees within the Company and the individual employee's specific position at the Company and role in helping the Company to achieve its goals.

CEO COMPENSATION

     Albert A. Irato has served as Chief Executive Officer and president since October 1992. As noted above, in all cases the Board's specific decisions involving executive officer compensation were ultimately based upon the Board's judgments regarding the individual executive officer's performance and leadership in achieving the Company's long-term strategic and business goals.

COMPLIANCE WITH SECTION 162(m) OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Internal Revenue Code, adopted as part of the Revenue Reconciliation Act of 1993, generally limits to $1 million the deduction that can be claimed by any publicly-held corporation for compensation paid to any "covered employee" in any taxable year beginning after December 31, 1993. The term "covered employee" for this purpose is defined generally as the chief executive officer and the four other highest-paid employees of the corporation. In fiscal 1998, the Company did not pay compensation to any executive which was subject to Section 162(m).

     While the Compensation Committee has only met once during fiscal year 1998, it did not determine its specific policies. It is anticipated that the Compensation Committee will adopt policies similar to the Board of Directors' existing policies and objectives concerning executive compensation.

                                          William E. Fisher
                                          Peter J. Hart

                                          As Members of the Compensation
                                          Committee

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     During fiscal years 1997 and 1998, the Company's Board of Directors established the levels of compensation for certain of the Company's executive officers without the involvement of the Compensation Committee, as the Compensation Committee was not formed until November 1997. The current members of the Company's Compensation Committee are Messrs. Hart and Elliott. None of these individuals were at any time an officer or employee of the Company. Mr. Hart is the brother-in-law of Mr. Irato. In addition, Mr. Hart is a director and vice president of Express Card Systems, a sales company which derives a significant portion of its revenues from products sold to the Company. See "Certain Transactions and Relationships."

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of (i) the Company's Common Stock, (ii) the Nasdaq Stock Index (the "Nasdaq") and (iii) a peer group index selected by the Company (the "Peer Group"), from November 13, 1997 (the date of the Company's initial public offering) through June 30, 1998 (the end of the Company's fiscal year). The Peer Group was selected by the Company on an industry basis and consists of 3Com Corporation; Checkfree Holding Corporation; CyberCash, Inc.; Diebold, Incorporated; Equifax Inc.; Hewlett-Packard Company; IVI Checkmate Corp.; International Verifact Inc.; MICROS Systems, Inc.; Schlumberger Limited; Transaction Network Services, Inc.; and Transaction System Architects, Inc. The graph assumes that $100 was invested on November 13, 1997 in the Company's Common Stock and in each of the comparison indices, and assumes that dividends were reinvested. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
           AMONG HYPERCOM CORPORATION, THE NASDAQ AND THE PEER GROUP

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                             PERFORMANCE GRAPH FOR
                              HYPERCOM CORPORATION

                                                          NASDAQ STOCK
        MEASUREMENT PERIOD              HYPERCOM           MARKET (US        SELF-DETERMINED
      (FISCAL YEAR COVERED)            CORPORATION         COMPANIES)          PEER GROUP
11/14/97                                 100.00              100.00              100.00
                                         100.00              101.10               99.80
12/31/97                                  88.30               99.50              100.20
                                          84.40              102.70               94.90
                                         103.50              112.30              102.40
                                          83.20              116.40               99.30
                                          81.30              118.40              111.70
                                          75.40              111.90               95.80
6/30/98                                   62.50              119.80               91.90

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the Company's preceding fiscal year all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
                                 AND MANAGEMENT

     The following table sets forth, as of September 30, 1998, the number and percentage of outstanding shares of Common Stock beneficially owned by each person known by the Company to beneficially own more than 5% of such stock, by each director and executive officer of the Company and by all directors and executive officers of the Company as a group.

                                                                 SHARES
                                                              BENEFICIALLY    PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER(1)(2)                       OWNED         OWNED
------------------------------------------                    ------------    -------
George Wallner..............................................   11,450,000      34.1%
Paul Wallner................................................    9,800,000      29.2%
Albert A. Irato(3)..........................................    1,030,000       3.0%
Jairo Gonzalez(4)...........................................      645,000       1.9%
Thomas E. Linnen(5).........................................       50,000         *
William E. Fisher...........................................        6,250         *
Peter J. Hart...............................................        6,250         *
Capucine Irrevocable 1997 Trust(6)..........................      219,000         *
All directors, director-nominees and executive officers as a
  group.....................................................   22,987,500      68.4%

---------------
 *  Represents less than 1% of total shares outstanding.

(1) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from September 30, 1998 through the exercise of any option, warrant or right. Shares of Common Stock subject to options, warrants or rights which are currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the percentage of any other person. The amounts and percentages are based upon 33,594,166 shares of Common Stock outstanding as of September 30, 1998.

(2) Unless otherwise noted, the address of each of the persons listed is 2851 West Kathleen Road, Phoenix, Arizona 85053.

(3) Includes 1,030,000 shares of Common Stock subject to options exercisable within 60 days and 200,000 shares of Common Stock held by the Al A. and Sarah D. Irato Charitable Remainder Unitrust, dated October 1, 1997, for which Mr. Irato serves as co-trustee.

(4) Consists entirely of shares of Common Stock subject to options exercisable within 60 days.

(5) Consists entirely of shares of Common Stock subject to options exercisable within 60 days.

(6) Consists entirely of shares of Common Stock subject to options exercisable within 60 days.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

     In fiscal 1998, Albert A. Irato, the Company's President and Chief Executive Officer, repaid in full all outstanding indebtedness to the Company pursuant to a promissory note dated December 31, 1994. The largest aggregate amount outstanding under the loan in fiscal 1998 was $220,305, with interest payable quarterly at a rate equal to the most favorable interest rate charged by the Company's lenders.

     In fiscal 1997, the Company made non-interest bearing loans, payable March 2004, to George Wallner, the Company's Chairman, and to Paul Wallner, the President of Hypercom Network Systems, each in the principal amount of $750,000. In fiscal 1998, all amounts outstanding under these notes were due the Company.

     The Company leases an approximately 20,000 square foot facility from Hypercom Unit Trust, the beneficiaries of which are George Wallner and Paul Wallner. During fiscal 1998, the Company paid $97,439 in rent and associated administrative fees to this trust.

     Peter J. Hart, a director of the Company, is a director and Vice President of Express Card Systems, Inc. ("ECS"), a sales company which derives a significant portion of its revenues from products sold to the Company. Mr. Hart's wife is the Chairman, President and sole stockholder of ECS. The wife of Albert A. Irato, the Company's President and Chief Executive Officer, is a Vice President of ECS. The wives of Messrs. Hart and Irato are sisters. During fiscal 1998, ECS was paid $313,640 with respect to sales of products to the Company.

     Except for the non-interest bearing loans described above, the Company believes that the terms of the foregoing transactions are at least as favorable as would be available from unaffiliated parties through arm's-length negotiations.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals for the 1999 Annual Meeting must be received at the principal executive offices of the Company by June 22, 1999 to be considered for inclusion in the Company's proxy materials relating to such meeting.

                                 OTHER MATTERS

     The Board of Directors does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.

                                          HYPERCOM CORPORATION

                                          George Wallner
                                          Chairman of the Board of Directors

September 30, 1998

PROXY                                                                      PROXY
                              HYPERCOM CORPORATION
                            2851 West Kathleen Road
                             Phoenix, Arizona 85053

The undersigned hereby appoints Albert A. Irato and Peter J. Stutsman, and each of them, proxies, with power of substitution and revocation, acting unanimously and voting or if only one is present and voting then that one, to vote the shares of stock of Hypercom Corporation which the undersigned is entitled to vote, at the annual meeting of stockholders to be held at Embassy Suites Hotel, 2577 W. Greenway Road, Phoenix, Arizona, 85053, on Tuesday, October 20, 1998, at 9:00 a.m., Arizona time, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if present:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HYPERCOM CORPORATION AND WILL BE VOTED FOR THE ELECTION OF DIRECTORS UNLESS MARKED TO WITHHOLD AUTHORITY AND WILL BE VOTED IN ACCORDANCE WITH ANY SPECIFICATION INDICATED HEREON; IN THE ABSENCE OF A SPECIFICATION AS TO ANY PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

                 (Continued and to be signed on reverse side.)

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                              HYPERCOM CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.






1. ELECTION OF DIRECTORS:           For    Withhold    For All
   Nominees: George Wallner,        All      All       (Except nominee(s)
             Albert A. Irato,                          written below)
             William E. Fisher     / /      / /             / /

                                    -----------------------------------------
                                    2. In their discretion, the proxies are
                                       authorized to vote upon all other
                                       matters that properly may be presented
                                       at the meeting.


----------------------------------            The undersigned hereby revokes
                                              proxy or proxies heretofore
                                              given to vote such shares at
                                              said meeting or at any adjourn-
                                              ment thereof.

                                                        Date:           , 1998
                                                             -----------
THIS AREA RESERVED FOR ADDRESSING



                                              --------------------------------
----------------------------------                 Signature of Stockholder

                                              (Please sign exactly as name
                                              appears on this proxy, indicating,
                                              where proper, official position
                                              or representative capacity.)

-------------------------------------------------------------------------------

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